Exhibit 15.1








California Energy Company, Inc.
Omaha, Nebraska


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of California Energy Company, Inc. for the three and nine month periods ended September 30, 1994 and 1993, as indicated in our report dated October 19, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being included in the Information Statement/Prospectus which is a part of this Registration Statement on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(C) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
January 24, 1995